Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in Highlands Bankshares, Inc. Registration Statement No. 333-83618 on Form S-3 of our report dated March 29, 2013 related to the consolidated balance sheets of Highlands Bankshares, Inc. and Subsidiary as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2012.  Such report is included in the Highlands Bankshares, Inc. and Subsidiary 2012 Annual Report to Stockholders, which is filed as exhibit 13.1 to Form 10-K for the year ended December 31, 2012.

CERTIFIED PUBLIC ACCOUNTANTS

Christiansburg, Virginia
March 29, 2013